Exhibit 99.01


                        Laureate Education, Inc. Reports
         Record Total Student Enrollment and First Quarter 2006 Results;
        Company Reiterates 2006 Financial Outlook, Laureate International
              Universities Enrolls 226,000 Total Students Worldwide


    BALTIMORE--(BUSINESS WIRE)--April 27, 2006--Laureate Education, Inc. (NASDAQ:LAUR), the world's leading international provider of higher education, announced robust student enrollment and financial results for the quarter ended March 31, 2006.

    -- First quarter 2006 revenues increased 32% to $235.1 million, compared to $178.7 million in the first quarter of 2005.

    -- Laureate Education reported an after-tax loss from continuing operations of ($0.8) million or ($0.02) per diluted share, which includes ($0.02) from the impact of stock options expense. Excluding the impact of SFAS123(R), earnings would have been $0.01 per diluted share for the quarter ending March 31, 2006, the Company's seasonally weakest quarter.

    -- The Company reported first quarter increases of 31% and 34% in new and total student enrollment, respectively, at its network of campus-based and online institutions. The primary enrollment season for Laureate's institutions in South America occurs during the first quarter of the year.

    -- The Company's campus-based institutions reported a 32% increase in new student enrollment and a 36% increase in total student enrollment.

    -- Laureate Online Education reported total degree enrollment increased 24% to 28,322 students, driven by a 27% increase in new student enrollment.

    -- The Company reiterates its full-year 2006 earnings outlook of between $2.05 and $2.15 per diluted share, excluding the impact of SFAS123(R).

    -- Effective January 1, 2006, Laureate Education voluntarily adopted a weekly revenue recognition policy for its traditional campus-based institutions. All financial information for the prior year 2005 has been re-presented.

    -- Universidad del Valle de Mexico (UVM) announced the opening of two new campus locations, Mexicali and Cuernavaca. With the opening of these two locations, UVM now operates 23 campuses in Mexico.

    Douglas Becker, Chairman and Chief Executive Officer of Laureate Education, stated, "We are very pleased with the results of our enrollment activities during this important intake period. These overall enrollments illustrate that we are on track for our ambitious full-year plans. As highlighted by today's announcements, we are delighted to be recognized for the quality of our institutions by accreditors, journalists and employers throughout the world."
    Today, Laureate International Universities consists of 24 institutions of higher education in 15 countries, offering academic programs to 225,952 students through 53 campuses and online.

    Financial Results

    Total revenues for the first quarter of 2006 were $235.1 million, an increase of 32% compared to total revenues of $178.7 million in the first quarter of 2005. Total operating income for the first quarter 2006 decreased to break even, versus operating income of $1.7 million in the first quarter of 2005. The decrease in campus-based segment operating profit is related to the growth of Laureate's campus-based universities in the Southern Hemisphere that are mostly out of session during the first quarter. The increase in segment operating profit at Laureate Online Education resulted from increasing enrollment. During the first quarter of 2006, the Company reported an after-tax loss from continuing operations of ($0.8) million or ($0.02) per diluted share, which includes ($0.02) from the impact of stock options expense.
    Total cash and marketable securities at March 31, 2006 were approximately $145 million, while total company debt was approximately $212 million.

    Student Enrollment

    The primary enrollment season for Laureate's institutions in South America occurs during the first quarter of the year. South America region includes the Company's operations in Chile, Ecuador and Peru. Brazil is currently reported in the acquisition line of the enrollment table and will be included in the South America region after the first anniversary of the acquisition.
    Bill Dennis, President of Latin America Operations stated, "We are pleased with our enrollment in the South America region, where total enrollment increased 17% quarter over quarter. This success is due to the strong enrollment growth in Peru and in our traditional universities in Chile."
    "AIEP, our vocational/technical institute in Chile, has experienced strong growth over the last few years, although it only accounts for a small percentage of revenues in the region. We have changed our focus towards bringing this business to profitability rather than increasing the student count," added Mr. Dennis. New student enrollment in the South America region increased 11%, excluding AIEP, versus the reported 5%, which includes AIEP.
    New student enrollment during the secondary intake period for Mexico/Central America region grew to over 10,000 students, an increase of 21% over the same period last year. "We are extremely encouraged by the strong secondary enrollment intake at our institutions in Mexico/Central America region, which now turn their attention to the primary intake season that concludes in September," stated Mr. Dennis.
    Total student enrollment at Laureate's worldwide network of campus-based and online institutions increased 34% in the first quarter 2006 to 225,952 students. The Company's campus-based institutions reported a 32% increase in new student enrollment and a 36% increase in total degree enrollment to 197,630 students. Laureate Online Education reported total degree enrollments increased 24% to 28,322 students, driven by a 27% increase in new student enrollment.

    Additional Highlights

    Universidad del Valle de Mexico (UVM) was awarded "academic excellence status" by the Mexican Ministry of Education, making it one of only six universities in the country with this designation.
    Universidad Europea de Madrid announced the creation of a new school of Sports Management, Health and Communications, in partnership with Real Madrid, one of the world's leading sports franchises and a top global brand.
    Ecole Superieure du Commerce Exterieur (ESCE) was recently authorized by the French Government to upgrade its degree program from a four-year to a five-year program, joining the elite group of Grandes Ecoles.
    Ecole Centrale d'Electronique (ECE), Laureate's other Grande Ecole, earned the maximum extension of accreditation, six-years, from the accrediting body of the French Ministry of Education for engineering schools.
    Walden University's Masters of Science in Nursing received accreditation from the Commission on Collegiate Nursing Education
(CCNE), a national accrediting association recognized by the U.S. Department of Education.



Revenue Growth - Organic and Acquisition
-----------------------------------------
Three months ended March 31st
                                                       % Growth
                                    Revenue         Amount   Constant
(In Thousands)                  2006       2005     in USD   Currency
                              --------   --------- -------- ----------
   Mexico/Central America(1)  $ 75,889   $ 62,930     21%        15%
   South America(2)             25,307     20,042     26%        18%
   Europe                       54,744     56,243     -3%         8%
   Online                       52,706     39,462     34%        34%
                              ---------  ---------
Subtotal                       208,646    178,677     17%

Acquisitions(3)                 26,464         NA
                              ---------  ---------
Total                         $235,110   $178,677     32%
                              =========  =========

(1) Central America includes Mexico, Costa Rica and Panama.

(2) South America includes Chile, Ecuador and Peru.

(3) Acquisitions include: Honduras (UNITEC), Brazil (Anhembi Morumbi) and Cyprus (Cyprus College).



Student Enrollment
--------------------
As of April 26, 2006

New Student Enrollment(1)           2006         2005        % Change
                                  --------     --------     ----------
       Mexico/Central America      10,662        8,803          21%
       South America               24,141       23,096           5%
       Europe                         544          514           6%
                                  --------     --------
New Campus Based                   35,347       32,413           9%

    New Student Enrollment
     at Acquired Schools(3)         7,340           --
                                  --------     --------
Subtotal                           42,687       32,413          32%

Online                              6,120        4,828          27%

New Student Enrollment
 with Acquisitions                 48,807       37,241          31%
                                  ========     ========


Total Student Enrollment(2)         2006         2005
                                  --------     --------
        Mexico/Central America     76,935       66,279          16%
        South America              74,420       63,767          17%
        Europe                     16,002       15,276           5%
                                  --------     --------
Total Campus Based                167,357      145,322          15%

    Total Student Enrollment
     at Acquired Schools(3)        30,273           --
                                  --------     --------
Subtotal                          197,630      145,322          36%

Online                             28,322       22,918          24%

Total Student Enrollment
 with Acquisitions                225,952      168,240          34%
                                  ========     ========
(1) 2006 and 2005 New Student Enrollment is YTD, reported as of
    4/26/2006 and 4/20/2005, respectively.

(2) 2006 and 2005 Total Student Enrollment is census, reported as of 4/26/2006 and 4/20/2005, respectively.

(3) Acquisitions (less than 1 year) include the following: UNITEC
    (Honduras), Cyprus College and Anhembi Morumbi (Brazil).


    Financial Outlook

    The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

    Second Quarter 2006:

    -- For its campus-based and online businesses, Laureate Education anticipates total revenue of $275 to $300 million for the second quarter 2006.

    -- The Company anticipates Campus-Based revenue of $225 to $245 million for the second quarter 2006, with operating margins between 24% and 25%. Latin America revenue is expected to be between $175 and $190 million with operating margins of 29% to 30%. Europe revenue is expected to be between $50 and $55 million with operating margins of 13% to 14%. General and administrative expenses for the Campus-Based division are expected to be approximately $4 million.

    -- The Company anticipates Online revenue of $50 to $55 million for the second quarter 2006, with operating margins between 14% and 15%.

    -- Corporate general and administrative expenses are expected to be approximately $10 million in the second quarter 2006.

    -- The Company currently believes that it will achieve earnings of $0.68 to $0.73 per diluted share (excluding the impact of SFAS123(R)) for the second quarter 2006.

    -- The impact of SFAS123(R) in the second quarter 2006 is expected to be between ($0.02) and ($0.03) per diluted share.

    -- Fully-diluted weighted average shares outstanding is expected to be approximately 53.6 million for the quarter ending June 30, 2006.

    Full-Year 2006:

    -- Laureate Education reiterates its full-year 2006 earnings outlook of between $2.05 and $2.15 per diluted share, excluding the impact of SFAS123(R). Stock option expense for the full-year 2006 is expected to be between ($0.10) and ($0.12) per diluted share.

    A live webcast of Laureate Education's first quarter 2006 conference call will be broadcast at 5:00 p.m. eastern time today. The webcast of the conference call with the financial community will be available to listeners through the investor relations section of the Company's website, www.laureate-inc.com.

    About Laureate Education, Inc.

    Laureate Education, Inc. (NASDAQ:LAUR) is focused on providing a superior university experience to nearly 226,000 students through the leading global network of accredited campus-based and online universities. Addressing the rapidly growing global demand for higher education, Laureate offers a broad range of career-oriented undergraduate and graduate programs through campus-based universities located in Latin America, Europe, and Asia. Through online universities, Laureate offers the growing population of non-traditional, working-adult students the convenience and flexibility of distance learning to pursue undergraduate, master's and doctorate degree programs in major career fields including engineering, education, business, and healthcare. For more information, please visit our website, www.laureate-inc.com.

    Forward-Looking Statements

    This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those described in the forward-looking statements.

    The following factors might cause such a difference:

    -- The Company's operations can be materially affected by competition in its target markets and by overall market conditions, among other factors.

    -- The Company's foreign operations, in particular, are subject to political, economic, legal, regulatory and currency-related risks.

    Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to our most recent Forms 10-K and 10-Q, available for viewing on our website. (To access this information on our website, www.laureate-inc.com, please click on "Investor Relations", "SEC Filings".)




 Laureate Education, Inc. & Subsidiaries
 Consolidated Statements of Operations
 (Amounts in thousands, except per share data)

                                   Three Months Ended March 31,
                           -------------------------------------------
                              2006       2005    $ Variance % Variance
                           -------------------------------------------
                                    (re-presented)
 Revenues
     Central America (a)   $  79,243  $  62,930  $  16,313     26%
     South America (b)        43,258     20,042     23,216     116%
                           ---------- ---------- ---------- ----------
   Campus Based - Latin
    America                  122,501     82,972     39,529     48%

     Mediterranean
      Region (c)              33,202     29,140      4,062     14%
     Hospitality              14,895     14,601        294      2%
     France                   11,806     12,502       (696)    -6%
                           ---------- ---------- ---------- ----------
   Campus Based - Europe      59,903     56,243      3,660      7%

                           ---------- ---------- ---------- ----------
   Campus Based Total        182,404    139,215     43,189     31%
                           ---------- ---------- ---------- ----------

   Laureate Online
    Education                 52,706     39,462     13,244     34%

                           ---------- ---------- ---------- ----------
 Total revenues              235,110    178,677     56,433     32%
                           ---------- ---------- ---------- ----------

   Core operating expenses   225,232    170,247     54,985     32%
   General and
    administrative expenses    9,851      6,696      3,155     47%

                           ---------- ---------- ---------- ----------
 Total operating expenses    235,083    176,943     58,140     33%
                           ---------- ---------- ---------- ----------

 Operating income                 27      1,734     (1,707)   -98%

 Non-operating items
   Interest and other
    income                     3,722      2,416      1,306     54%
   Interest expense           (3,606)    (2,373)    (1,233)   -52%
   Foreign exchange (loss)
    income                      (111)       249       (360)    N/A
                           ---------- ---------- ---------- ----------
 Total non-operating items         5        292       (287)   -98%
                           ---------- ---------- ---------- ----------

 Income from continuing
  operations before
  minority interest, equity
  in net income (loss) of
  affiliates, and income
  taxes                           32      2,026     (1,994)   -98%
 Minority interest in
  income of consolidated
  subsidiaries, net of
  income tax                    (457)      (381)       (76)   -20%
 Equity in net loss of
  affiliates, net of income
  tax                           (109)       (90)       (19)   -21%
 Income tax expense             (233)      (227)        (6)    -3%
                           ---------- ---------- ---------- ----------
 (Loss) Income from
  continuing operations         (767)     1,328     (2,095)    N/A

 (Loss) Income from
  discontinued operations,
  net of income tax (d)         (169)       612       (781)    N/A
 Gain on disposal of
  discontinued operations,
  net of income tax              261          -        261     N/A
                           ---------- ---------- ---------- ----------
 Net (Loss) Income         $    (675) $   1,940  $  (2,615)    N/A
                           ========== ========== ========== ==========

   Weighted average shares
    (basic)                   50,436     49,237
   Weighted average shares
    (diluted)                 50,436     51,814
   EPS-Net (Loss) Income
    (basic)                $   (0.01) $    0.04
   EPS-Net (Loss) Income
    (diluted)              $   (0.01) $    0.04
   EPS-(Loss) Income from
    continuing operations
    (basic)                $   (0.02) $    0.03
   EPS-(Loss) Income from
    continuing operations
    (diluted)              $   (0.02) $    0.03

   Segment operating
    profit (loss):
      Campus Based - Latin
       America             $  (2,310) $    (298) $  (2,012)   LT-200%
      Campus Based -
       Europe                 12,535     10,404      2,131     20%
      Campus Based -
       Overhead               (4,667)    (2,844)    (1,823)   -64%
                           ---------- ---------- ---------- ----------
     Campus Based - Total  $   5,558  $   7,262  $  (1,704)   -23%
                           ---------- ---------- ---------- ----------

     Laureate Online       $   4,320  $   1,168  $   3,152    GT200%
                           ---------- ---------- ---------- ----------

a) Central America includes Mexico, Costa Rica, Panama and Honduras.

b) South America includes Chile, Brazil, Ecuador and Peru.

c) The Mediterranean region includes Spain and Cyprus.

d) The 2006 and 2005 operating results present the WSI and India business units as discontinued operations.

   GT = Greater Than, LT = Less Than



    CONTACT: Laureate Education, Inc.
             Rosemarie Mecca, 410-843-8070
                 or
             Chris Symanoskie, 410-843-6394